EXHIBIT 5.1

[VENABLE LLP LETTERHEAD]

August 10, 2007

Alesco Financial Inc.

Circa Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to Alesco Financial Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of the resale of up to $140 million aggregate principal amount of the Company’s outstanding 7.625% Contingent Convertible Senior Notes due 2027 (the “Notes”) and up to 14,659,680 shares (the “Shares”) of common stock of the Company, $0.001 par value per share (“Common Stock”), that may be issuable upon the conversion of the Notes, covered by the above-referenced Registration Statement and any amendments thereto (collectively, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.	The Registration Statement and the related form of prospectus included therein (the “Prospectus”) in the form in which it was transmitted to the Commission under the Securities Act;

2.	The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.	The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.	Resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof, relating to, among other items, the issuance of the Shares and the filing of the Registration Statement, certified as of the date hereof by an officer of the Company;

5.	A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.	The Indenture, dated as of May 15, 2007 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee;

7.	A certificate executed by an officer of the Company, dated as of the date hereof; and

8.	Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.	Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.	Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.	Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party set forth in the Documents are legal, valid, binding and enforceable in accordance with all stated terms.

4.	All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.	None of the Shares will be issued, sold or transferred in violation of any restriction or limitation on ownership and transfer contained in the Charter.

6.	The Notes were validly issued in exchange for payment therefor and have been authenticated in accordance with the terms of the Indenture.

7.	Upon the issuance of any Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Based upon the foregoing and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.	The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.	The issuance of the Shares by the Company upon the conversion or redemption of the Notes in accordance with the terms of the Indenture has been duly authorized, and the Shares, when and if issued and delivered upon such conversion or redemption, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfer. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for your submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein in the section entitled “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ VENABLE LLP